UJB FINANCIAL CORP.                                                                                      Exhibit (28)D
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

                                                                                                            Net         Total
                                                           Preferred   Common                Retained    Unrealized  Shareholders'
                                                             Stock      Stock     Surplus    Earnings      Gain        Equity
                                                           --------   --------   ---------   ---------   ---------   ---------
Balance, December 31, 1992                                 $30,008    $61,037    $370,345    $458,880    $      -    $920,270
     Net Income                                                  -          -           -      20,343           -      20,343
     Cash dividends declared:
          Preferred stock - Series B                             -          -           -        (450)          -        (450)
          Common Stock                                           -          -           -      (8,195)          -      (8,195)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (159,403 shares)                                      -        192       3,677           -           -       3,869
          Exercise of stock options, net (91,105 shares)         -        109         690           -           -         799
     Change in valuation allowance for
          marketable equity securities                           -          -           -         747           -         747
                                                           --------   --------   ---------   ---------   ---------   ---------
Balance, March 31,1993                                     $30,008    $61,338    $374,712    $471,325    $      -    $937,383
                                                           ========   ========   =========   =========   =========   =========

Balance, December 31, 1993                                 $30,008    $61,958    $384,229    $499,879    $      -    $976,074
     Net Income                                                  -          -           -      27,390           -      27,390
     Cash dividends declared:
          Preferred stock - Series B                             -          -           -        (450)          -        (450)
          Common Stock                                           -          -           -     (10,846)          -     (10,846)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (145,036 shares)                                      -        174       3,223           -           -       3,397
          Exercise of stock options, net (97,089 shares)         -        117         811           -           -         928
     Net unrealized gain on investment securities
          available for sale                                     -          -           -           -       3,502       3,502
                                                           --------   --------   ---------   ---------   ---------   ---------
Balance, March 31, 1994                                    $30,008    $62,249    $388,263    $515,973      $3,502    $999,995
                                                           ========   ========   =========   =========   =========   =========
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